Exhibit 99.1

FOR IMMEDIATE RELEASE

PFENEX ANNOUNCES MANAGEMENT CHANGES

SAN DIEGO, September 7, 2017 — Pfenex Inc. (NYSE MKT: PFNX), today announced that Dr. Paul Wagner, Chief Financial Officer, is leaving the Company effective October 13, 2017 to assume another position in industry. Pfenex is conducting an executive search for a replacement CFO.

Additionally, Steve Sandoval, Chief Manufacturing Officer, is leaving the Company effective September 8, 2017, to pursue other opportunities.

Eef Schimmelpennink, CEO said, “We all wish Paul and Steve all the best in their new endeavors. I look forward to working with Paul through the transition and am pleased that he has agreed to continue supporting the Company as a consultant through the first quarter of 2018 to further assist in the transition.”

Dr. Wagner said, “My time at Pfenex has been rewarding. I have been particularly honored to have helped build the company alongside Pfenex’s many dedicated employees. I am confident that Eef and the Pfenex team’s focus and capability will help drive success and build value for our shareholders and I wish them great success.”

About Pfenex Inc.

Pfenex Inc. is a clinical-stage biotechnology company engaged in the development of biosimilar therapeutics and high-value and difficult to manufacture proteins. The company’s lead product candidates are PF708, a therapeutic equivalent candidate to Forteo (teriparatide) for the treatment of osteoporosis, and PF582, a biosimilar candidate to Lucentis (ranibizumab), for the potential treatment of patients with retinal diseases. Pfenex has leveraged its Pfēnex Expression Technology® platform to build a pipeline of product candidates and preclinical products under development including other biosimilars, as well as vaccines, therapeutic equivalents to reference listed drug products, and next generation biologics.

Company Contact:

Paul Wagner, Ph.D.

Chief Financial Officer

(858) 352-4333

pwagner@pfenex.com